Registration No. 33-84894
                                                          Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED APRIL 30, 1996

                    MLCC MORTGAGE INVESTORS, INC., Seller
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1996-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


_____________________________________________________________________________

     On May 2, 1996, the ML Revolving Home Equity Loan Trust 1996-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-1 (the "Certificates") in an original aggregate principal amount of approximately $284,711,000. Each Certificate represented an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of April 1, 1996 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-32 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                  1996-1

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                         As of December 31,
                             -------------------------------------------------------------------------
                                1992        1993         1994         1995          1996        1997
                             ----------  -----------  -----------  -----------   ----------  ----------
Number of Revolving
  Credit Line Loans
  Serviced  . . . . . . .        15,084       13,839      15,598      25,056       28,368       31,395
Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . .    $1,062,930   $1,037,427  $1,079,693  $1,293,483   $1,353,800   $1,387,217
Loan Balance of
  Revolving Credit Line
  Loans 2 Mos. Delinquent    $    3,717   $    5,161  $    5,358  $    8,447   $    8,292   $    5,450
Loan Balance of
  Revolving Credit line
  Loans 3 Mos.
  or more Delinquent  . .    $   18,751   $   17,508  $   22,989  $   33,763   $   39,508   $   44,104
Total of 2 Months or
  more Delinquent as a
  Percentage of
  Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . .         2.11%        2.19%       2.63%       3.26%        3.53%        3.57%


                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                             -------------------------------------------------------------------------
                                1992        1993         1994         1995          1996        1997
                             ----------  -----------  -----------  -----------   ----------  ----------
As of end of Period:
  Number of Revolving
  Credit Line Loans
  Serviced  . . . . . . . .        15,084      13,839      15,598      25,056      28,368       31,395
Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . . .    $1,062,930  $1,037,427  $1,079,693  $1,293,483  $1,353,800   $1,387,217
For the Period:
  Gross Charge Offs
    Dollars . . . . . . . .    $    1,447  $    3,153   $   1,118  $    3,700  $    1,860   $    4,269
    Percentage(1) . . . . .         0.14%       0.30%       0.10%       0.29%       0.14%        0.31%

__________________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Loan Balances of the Mortgage Loans:

                                  1996-1

           TRUST BALANCES OF MORTGAGE LOANS AS OF DECEMBER 31, 1997

                                                  Number of                         % of Mortgage
                                               Mortgage Loans       Trust              Loans by
            Range of Trust Balances                                Balance          Trust Balance
---------------------------------------------  --------------  ----------------     -------------
$    0  . . . . . . . . . . . . . . . . . . .       1,294      $          0.00            0.00%
$    0.01-          4,999.99  . . . . . . . .         338           525,775.71            0.21
$    5,000.00-      9,999.99  . . . . . . . .         271         2,111,079.44            0.86
$    10,000.00-     14,999.99 . . . . . . . .         314         3,929,674.24            1.60
$    15,000.00-     19,999.99 . . . . . . . .         374         6,622,440.68            2.70
$    20,000.00-     24,999.99 . . . . . . . .         329         7,408,466.51            3.02
$    25,000.00-     29,999.99 . . . . . . . .         280         7,725,636.46            3.15
$    30,000.00-     34,999.99 . . . . . . . .         220         7,122,511.98            2.90
$    35,000.00-     39,999.99 . . . . . . . .         215         8,100,968.26            3.30
$    40,000.00-     44,999.99 . . . . . . . .         186         7,899,501.88            3.22
$    45,000.00-     49,999.99 . . . . . . . .         167         7,981,484.84            3.25
$    50,000.00-     54,999.99 . . . . . . . .         116         6,055,703.97            2.47
$    55,000.00-     59,999.99 . . . . . . . .         117         6,716,992.38            2.74
$    60,000.00-     64,999.99 . . . . . . . .          97         6,027,650.90            2.46
$    65,000.00-     69,999.99 . . . . . . . .          99         6,678,624.59            2.72
$    70,000.00-     74,999.99 . . . . . . . .          81         5,896,161.63            2.40
$    75,000.00-     99,999.99 . . . . . . . .         303        26,638,627.67           10.86
$    100,000.00-    149,999.99  . . . . . . .         274        33,515,077.94           13.65
$    150,000.00-    199,999.99  . . . . . . .         134        23,447,591.82            9.56
$    200,000.00-    249,999.99  . . . . . . .          66        14,593,629.45            5.95
$    250,000.00-    299,999.99  . . . . . . .          28         7,670,484.35            3.13
$    300,000.00-    349,999.99  . . . . . . .          16         5,232,056.56            2.13
$    350,000.00-    399,999.99  . . . . . . .          16         6,084,257.48            2.48
$    400,000.00-    449,999.99  . . . . . . .          16         6,877,461.15            2.80
$    450,000.00-    499,999.99  . . . . . . .           7         3,385,697.52            1.38
$    500,000.00-    549,999.99  . . . . . . .           9         4,637,307.58            1.89
$    550,000.00-    599,999.99  . . . . . . .           5         2,931,964.73            1.20
$    600,000.00-    649,999.99  . . . . . . .           3         1,888,388.38            0.77
$    650,000.00-    699,999.99  . . . . . . .           4         2,712,559.88            1.11
$    700,000.00-    749,999.99  . . . . . . .           4         2,888,199.11            1.18
$    750,000.00-    799,999.99  . . . . . . .           2         1,589,066.84            0.65
$    800,000.00-    849,999.99  . . . . . . .           1           812,500.00            0.33
$    850,000.00-    899,999.99  . . . . . . .           1           899,123.08            0.37
$    900,000.00-    949,999.99  . . . . . . .           1           918,261.90            0.37
$    950,000.00-    999,999.99  . . . . . . .           1           999,999.70            0.41
$    1,000,000.00-  1,099,999.99  . . . . . .           1         1,068,780.59            0.44
$    1,100,000.00-  1,199,999.99  . . . . . .           1         1,150,000.00            0.47
$    3,000,000.00 or greater  . . . . . . . .           1         4,600,000.00           1.87
                                               --------------  ----------------     -------------
     TOTALS . . . . . . . . . . . . . . . . .       5,392      $245,343,709.20          100.00%
                                               ==============  ================     =============

                             ____________________

               The date of this Supplement is April 13, 1998.